Exhibit 5.1

March 31, 2022

Board of Directors
Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Dollar Tree, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to that certain Nonstatutory Stock Option Agreement, effective March 19, 2022, between the Company and Richard W. Dreiling (the “Stock Option”). In such capacity, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to effect the registration of 2,252,587 shares of Common Stock (the “Shares”) to be issued pursuant to the exercise of the Stock Option.

In this regard, we have reviewed the Stock Option, the related prospectus and such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinion set forth herein. In rendering this opinion letter, we have assumed, with your permission and without independent verification or inquiry, the (i) genuineness of all signatures on all documents, (ii) authenticity of all documents submitted to us as originals, (iii) conformity to the authentic originals of all documents submitted to us as copies and (iv) legal capacity of all natural persons. We also have assumed that there are no agreements or understandings between or among the Company and Richard W. Dreiling that would expand, reduce, modify or otherwise affect the terms of the Stock Option or the respective rights or obligations of Mr. Dreiling thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our review, on which we have relied in issuing this opinion letter.

Based upon our review and the foregoing assumptions, it is our opinion that the Shares, when issued pursuant to the Registration Statement and in accordance with the terms and conditions of the Stock Option, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the application of the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. Our opinion is limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Williams Mullen